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                                                                      EXHIBIT 11
                       BEARINGS, INC. AND SUBSIDIARIES
                       -------------------------------
                     Computation of Net Income Per Share
                                 (Unaudited)
                    (Thousands, except per share amounts)


--------------------------------------------------------------------------------

                                      Three Months Ended
                                         September 30
                                      1995          1994
                                   ----------    ----------
   Average Shares Outstanding
   --------------------------

1. Average common shares
   outstanding                         7,814         7,576

2. Net additional shares
   outstanding assuming stock
   options exercised and
   proceeds used to purchase
   treasury stock                        136           142
                                   ----------    ----------

3. Adjusted average common
   shares outstanding for
   fully diluted computation           7,950         7,718
                                   ==========    ==========

   Net Income
   ----------

4. Net income as reported in
   statements of consolidated
   income                          $   4,384     $   3,019
                                   ==========    ==========

   Net Income Per Share
   --------------------

5. Net income per average
   common share outstanding
   (4/1)                           $    0.56     $    0.40
                                   ==========    ==========

6. Net income per common
   share on a fully
   dilutive basis (4/3)            $    0.55 (A) $    0.39 (A)
                                   ==========    ==========

(A) Fully diluted net income per share is not presented as the dilutive effect is less than 3%.